CARLYLE GAMING TO SHOWCASE PokerTwin TM AT ICE 2009

NEW YORK, NY-- (MARKETWIRE)—October 23, 2008-- Carlyle Gaming & Entertainment Ltd.( OTC: CGME-news) announced today that they will showcase their new poker product PokerTwin TM at The International Gaming Expo 2009 (ICE) London.

PokerTwin TM has a great new and innovative format where by players seated in the same position at different tables compete against each other by playing the exact same cards to acquire the most chips. Players are dealt identical cards at each table. Whoever has the most chips at the end of each session wins. This unique format eliminates the 'luck of the draw' and focuses on your skills as a poker player. PokerTwin TM is the ultimate poker game of skill. Luck has little or no bearing on the outcome. This legal brand of poker will make PokerTwin the fastest-growing poker room on the Internet. PokerTwin TM will offer free and pay games, and is based in the USA.

About The International Gaming Expo 2009:

The International Gaming Expo 2009  will showcase everything from the world's land-based and remote gaming providers including casino, igaming and low stake gaming all under one roof to offer a world-class gaming show.

The International Gaming Expo is an indispensable knowledge hub and source of networking, at which to conduct business with over 25,000 visitors. Held at Earls Court, London January 27-29, 2009. This all encompassing exhibition delivers a dedicated global gaming marketplace where you experience the latest product and service launches, making the expo the three most important days in the gaming calendar.

About Carlyle Gaming:

Carlyle Gaming & Entertainment Ltd. companies combine the talents of experienced casino operators, which have over 35 years experience in the industry, with software and hardware developers that have pioneered the online poker and casino revolution over the past decade. Strategic partnerships provide Carlyle Gaming companies with the ability to deliver new products to the market quickly where innovation can meet demand.

Carlyle Gaming was created with the sole purpose of ushering in a new era in gaming. In recent years the gambling industry has rapidly evolved due to the availability of new technologies. The Carlyle Gaming unites companies that have been on the cutting edge of the Internet gaming revolution with traditional casino service providers. The alliance of old school knowledge and new school know-how means that Carlyle Gaming companies are innovators in every area of the gambling industry.

For more information, visit www.carlylegaming.com

Contact:

Contact: Mildred Benoit
Company: Carlyle Gaming & Entertainment Ltd.
Voice: +33 870 46310 Europe/ Paris
+1 (514) 447-2356 North America

Email: investors@carlylegaming.com

Statements in this release, other than statements of historical fact, may be regarded, in certain instances, as "forward-looking statements" pursuant to Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934, respectively. "Forward-looking statements" are based on expectations, estimates and projections at the time the statements are made, and involve risks and uncertainties which could cause actual results or events to differ materially from those currently anticipated, including but not limited to delays, difficulties, changed strategies, or unanticipated factors or circumstances affecting Carlyle Gaming and its business. A number of these risks and uncertainties are described in Carlyle Gaming 's periodic reports filed with Securities and Exchange Commission. There can be no assurance that such forward-looking statements will ever prove to be accurate and readers should not place undue reliance on any such forward-looking statements contained herein, which speak only as of the date hereof. Carlyle Gaming undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.